UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2009
PHYSICIANS FORMULA HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)
1055 West 8th Street Azusa, California 91702 (Address of principal executive offices, including Zip Code)
(626) 334-3395 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    As previously disclosed, on April 24, 2009, Sonya Brown resigned as a director from the board of directors of Physicians Formula Holdings, Inc. (the “Company”).

    On April 20, 2009, the board of directors of the Company appointed Padraic Spence as a director of the Company to fill the vacancy resulting from Ms. Brown’s resignation, effective April 24, 2009. Mr. Spence was also appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company’s board of directors, effective April 24, 2009. In addition, Jeff Berry was appointed Chair of the Nominating and Corporate Governance Committee.

    There are no arrangements or understandings between Mr. Spence and any other person pursuant to which he was selected to serve on the board of directors, and there are no relationships between Mr. Spence and the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Spence will be entitled to the Company’s standard non-employee director cash compensation arrangements as described in the Company’s 2008 proxy statement filed with the Securities and Exchange Commission on April 29, 2008 and has entered into the Company’s standard indemnification agreement for directors, which has been filed as an exhibit to the Company’s registration statement on Form S-1 (File No. 333-136913). In addition, on April 20, 2009, the Compensation Committee of the Board of Directors approved the grant of options to purchase 25,000 shares of the Company’s common stock to Mr. Spence on April 24, 2009 under the Company’s Amended and Restated 2006 Equity Incentive Plan. Of these options, 6,250 will be vested upon grant and the remainder will vest in equal monthly installments of approximately 391 shares, beginning on May 24, 2009, and all of these options will become fully vested and exercisable automatically upon Change in Control (as defined in the Amended and Restated 2006 Equity Incentive Plan).

    A copy of the Company’s press release announcing these changes to the Company's board of directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press release issued April 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: April 24, 2009	By:	/s/ Joseph J. Jaeger
Name: Joseph J. Jaeger
Title: Chief Financial Officer